Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Banco Santander, S.A.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Shares of Capital Stock of Banco Santander, S.A., par value Euro 0.50 each	(1)	Other	2,737,510	$14.56	$39,858,145.60	0.0001381	$5,504.41

Total Offering Amounts:						$39,858,145.60		5,504.41
Total Fee Offsets:								0.00
Net Fee Due:								$5,504.41

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Offering Note(s)

(1)	The shares of capital stock of Banco Santander, S.A. (the “Registrant”), par value Euro 0.50 (each, a “Share”) being registered hereby may be represented in the form of the Registrant’s American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts (“ADRs”), with each ADS representing one Share, which are issuable under the Webster Bank Retirement Savings Plan, as amended and restated (the “Plan”), which will be assumed by the Registrant in connection with the merger of Webster Financial Bank with and into the Registrant on August 20, 2026. In addition, in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall be deemed to include such additional Shares as may be offered to prevent dilution resulting from stock split, stock dividends or similar transactions pursuant to the provisions of the Plan.

Rounded up to the nearest penny.

Computed solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act on the basis of the average high and low sale prices of Shares on the Madrid Stock Exchange on August 18, 2026, translated at the Federal Reserve Bank of New York Noon Buying Rate of U.S. $1.1581 per Euro 1.0 on August 14, 2026.

There are no fee offsets.